Exhibit 99.1

Gary M. Pfeiffer, Former CFO of E.I. du Pont de Nemours and Company, Appointed to the Board of Directors of Internap

ATLANTA, GA - August 22, 2007 — Chairman of Internap Network Services Corporation (NASDAQ:INAP), Dr. Eugene Eidenberg, today announced that Gary M. Pfeiffer has been appointed to the internet solutions provider’s Board of Directors. Mr. Pfeiffer will also serve on Internap’s Audit Committee. With this appointment, the number of members on Internap’s Board of Directors will increase to eight. Mr. Pfeiffer qualifies as independent director in accordance with applicable independence requirements of both the Securities and Exchange Commission and NASDAQ.

Mr. Pfeiffer, 57, joined Delaware-based E. I. du Pont de Nemours and Company, in 1974, where he held numerous positions in finance and international operations in several DuPont divisions. He served as Senior Vice President and Chief Financial Officer of the company from 1997 to 2006. Currently a member of the Board of Directors of The Talbots, Inc., Mr. Pfeiffer serves as Presiding Director, Chairperson of the Compensation Committee, and is also a member of the Audit Committee. He also serves as a Director of Quest Diagnostics, Inc. where he also is a member of the Audit and Finance Committee, Compensation Committee, Governance Committee and Executive Committee.

“Mr. Pfeiffer is a highly skilled executive, with extensive and wide-ranging financial, operational and strategic experience. Internap’s ability to attract world-class executives to its management team and Board is an indication of our progress in the market, and we believe Gary will be a significant contributor to the strategic direction of the company moving forward,” said James DeBlasio, President and Chief Executive Officer of Internap.

About Internap
Internap is a leading Internet solutions provider that manages, delivers and distributes applications and content with unsurpassed performance and reliability. With a global platform of data centers, managed IP services, content delivery network, and content monetization services (CDN), Internap frees its customers to drive innovation inside their business and create new revenue opportunities. More than 3,000 companies across the globe trust Internap to help them achieve their Internet business goals. Internap is "Making Innovation Possible." For more information visit www.internap.com.

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Katie Eakins / Wanda Soler	Andrew Albrecht
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internap@lewispr.com	aalbrecht@internap.com